Exhibit 2.3

                      EMPLOYMENT AGREEMENT

     This Agreement is executed effective November 1, 1997 (the "Effective Date") between BOATRACS, INC., a California corporation (the "Company"), having an address for notices at 6440 Lusk Blvd., Suite D-201, San Diego, California 92121-2758 and CHARLES J. DROBNY, JR., ("Drobny"), having an address for notices at 2457 Summerwood Drive, Gulfport, MS 39507, who agree as follows:

     1. Hiring. The Company hereby hires Drobny as, and Drobny hereby agrees to act as Vice President of Application Development. The Company and Drobny intend to enter into an employer-employee relationship, subject to the terms of this Agreement, based upon Drobny's ability to design and build integrated information and communication systems in the marine industry and other related technical skills and further upon Drobny's ability to expand and develop the Company's ability to offer its customers integrated marine information systems.

     2. Duties. Drobny shall faithfully and diligently perform the duties described on attached Exhibit A and the following described duties on a full-time basis: (a) Devoting Drobny's entire productive time, ability and attention to the business of the Company; and (b) Performing such other duties as the Chief Executive Officer and President of the Company (the "CEO"), shall from time to time specify that are consistent with the duties normally performed by an employee in Drobny's position.

     3.  Base Compensation.

          3.1. Drobny's total compensation ("Base Compensation") under this Agreement, prorated for any partial year, shall be $150,000.00 per year commencing on the Effective Date and ending on the second anniversary of the Effective Date (the "First Half"), and $180,000.00 per year commencing on the expiration of the First Half and continuing until the fourth anniversary of the term of this Agreement (the "Second Half"). The Base Compensation shall be payable biweekly in arrears from the Effective Date, in accordance with and at the same times as the Company's ordinary payroll procedures.

          3.2. During the First Half, Drobny may, at his election, receive up to $30,000.00 per year of Base Compensation in the form of shares of the Company's common stock (the "Stock"). During the Second Half, Drobny may, at his election, receive up to $60,000.00 per year of Base Compensation in the form of Stock. Drobny may exercise such option, with respect to any particular semi-annual period (defined as January 1-June 30 and July 1-December 31), by written notice to the Company on or before 5 days before the beginning of such semi-annual period (such exercise, an "Election"). Such notice will specify that portion of his Base Compensation for the upcoming semi-annual period that Drobny elects to receive in the form of Stock. The value of Stock for purposes of this Paragraph shall be determined as follows:

                (i) If the Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the average mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling prices) of one share of the Stock in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system, on the first three trading days of the semi-annual period to which the Election relates. If there are no reported bid and asked prices (or closing selling prices) for the Stock on any of the dates in question, then the average mean between the highest bid price and lowest asked prices (or the closing selling price) on the last three preceding dates for which such quotations exist shall be determinative of fair market value.

                (ii) If the Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the average closing selling price of one share of Stock on the first three trading days of the semi-annual period to which the Election relates, on the stock exchange determined by the Company, in its reasonable discretion, to be the primary market for the Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Stock on such exchange on the dates in question, then the fair market value shall be the average closing selling prices on the exchange on the last three preceding dates for which such quotations exist.

     4.    Benefits.   Drobny shall be entitled to the  following
benefits during the term of this Agreement:

          4.1. Vacation benefits generally available to other executives of the Company of comparable seniority and rank, accrued over the course of each year in accordance with the Company's policy.

          4.2. Reimbursement for reasonable expenses incurred in the proper performance of Drobny's duties under this Agreement and in accordance and consistent with the Company's policy.

          4.3. Inclusion in the Company's medical plan for the Company's other employees.

          4.4.    All  benefits  generally  available  to   other
employees of the Company, including without limitation profit sharing benefits generally made available to other employees of Drobny's rank and seniority.

          4.5.   Reasonable  moving expenses  in  the  event  the
Company   requires  Drobny  to  relocate  his  residence  outside
Gulfport, Mississippi.

     5.   Term.   The term of this Agreement shall  be  four  (4)
years, commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, unless terminated earlier in accordance with the terms hereof.

     6. Termination. At any time that Good Cause (as defined below) exists or has arisen, the Company may, at its election, terminate this Agreement upon 3 days written notice. In the event of such Good Cause termination, Drobny may, at his election, appeal such termination to the Board of Directors of the Company, whose determination shall be final and binding. For purposes of this Agreement, "Good Cause" shall mean the existence or occurrence of any of the following:

          6.1. Any neglect or breach of duty by Drobny, or any failure by Drobny to perform, to the reasonable satisfaction of the CEO, such duties as may be delegated to Drobny by the Company from time to time.

          6.2. If Drobny is convicted of a felony or files for any protection under the federal bankruptcy laws (or any such proceeding is filed against Drobny and is not dismissed within 90 days of such filing).

          6.3. If Drobny commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude or gross mismanagement, as determined in good faith by the CEO, whose determination shall be final and binding.

          6.4. If Drobny breaches any obligation set forth in Paragraphs 8, 9, 10 or 11 or materially and repeatedly breaches any other provision of this Agreement.

          6.5.  If Drobny breaches any term of that certain Asset
Purchase  Agreement dated November 17, 1997 among MED Associates,
Inc., Drobny, Pamela M. Drobny, and the Company.

          6.6.  The death of Drobny.

          6.7. If Drobny becomes materially disabled to such an extent that Drobny is precluded from performing the duties set forth in this Agreement for a period of three (3) months or more within any twelve (12) month period. Disability shall not be proper grounds for termination in the event that such disability arises from injuries received by Drobny while traveling in the scope of his employment.

          6.8. If Drobny fails to adhere to any Company policy or any future policy of Company.

     7. Representations and Warranties. Drobny hereby represents and warrants that as of the date of execution of this
Agreement: (i) this Agreement will not cause or require Drobny to breach any obligation to, or agreement or confidence with, any other person; (ii) except as disclosed in writing by Drobny to the Company prior to the execution of this Agreement, Drobny is not representing, or otherwise affiliated in any capacity with, any other lines of products, manufacturers, vendors or customers of the Company; and (iii) Drobny has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement. In addition, in connection with Drobny's election to receive a portion of the Base Compensation in the form of Stock, Drobny hereby represents and warrants that the following factual statements are true and accurate as of the Effective Date and will be true and accurate as of the date of any Election by Drobny: (a) Drobny has a preexisting business relationship with the Company, or by reason of its business or financial experience, is capable of evaluating the risks and merits of an investment in the Stock and of protecting its own interests in connection with the investment;
(b) Drobny has received and reviewed all information it considers necessary or appropriate for deciding whether to accept the Stock; (c) has had an opportunity to ask questions and receive answers from the Company and its officers, directors, and employees regarding the business, financial affairs, and other aspects of the Company and has further had the opportunity to obtain all information which it deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided it; and (d) is acquiring the Stock for his own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

     8. Confidentiality. Drobny hereby acknowledges that the Company has made (or may make) available to Drobny certain customer lists, product design information, performance standards and other confidential and/or proprietary information of the Company or licensed to the Company, including without limitation trade secrets, copyrighted materials and/or financial information of the Company (or any of its Affiliates, as defined in Paragraph 10 below) including without limitation financial statements, reports and data (collectively, the "Confidential Material"). Except as essential to Drobny's obligations under this Agreement, neither Drobny nor any agent, employee, officer, or independent contractor of or retained by Drobny shall make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material. Except as essential to Drobny's obligations under this Agreement, neither Drobny nor any agent, employee, officer, or independent contractor of or retained by Drobny shall make any duplication or other copy of any of the Confidential Material. Immediately upon request from the Company, Drobny shall return to the Company all Confidential Material. Drobny shall notify each person to whom any disclosure is made that such disclosure is made in confidence, that the Confidential Material shall be kept in confidence by such person, and that such person shall be bound by the provisions of this Paragraph.

     9.    Proprietary   Information.   For  purposes   of   this
Agreement, "Proprietary Information" shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement,
development,   tool,   machine,  apparatus,  appliance,   design,
promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, marketing strategies, pricing information, business records, development, products, organization, business or finances of the Company (or any of its
Affiliates).   All right, title and interest of  every  kind  and
nature whatsoever in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Drobny
during   the  term  of  this  Agreement,  or  the  60-day  period
immediately following termination of this Agreement, shall be the sole and exclusive property of the Company for any purposes or uses whatsoever, and shall be disclosed promptly by Drobny to the Company. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of the Company or otherwise, or (d) with the Company's materials, tools,
instruments  or  on  the Company's premises  or  otherwise.   All
Proprietary Information developed, created, invented, devised, conceived or discovered by Drobny that are subject to copyright protection are explicitly considered by Drobny and the Company to
be  works  made for hire to the extent permitted by law.   Drobny
hereby assigns to the Company all of Drobny's right, title and interest in and to the Proprietary Information. Drobny hereby forever fully releases and discharges the Company, any Affiliates of the Company and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses of Drobny arising out of, or relating to, any Proprietary Information. Drobny shall execute any documents and take any action the Company may deem necessary or appropriate to effectuate the provisions of this Agreement, including without limitation assisting the Company in obtaining and/or maintaining patents, copyrights or similar rights to any Proprietary Information assigned to the Company, if the Company, in its sole discretion, requests such assistance. Drobny shall comply with any reasonable rules established from time to time by the Company for the protection of the confidentiality of any Proprietary Information. Drobny irrevocably appoints the CEO to act as Drobny's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Drobny to the Company under this Agreement if (a) Drobny refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws. Drobny acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Drobny. Drobny shall promptly disclose to the Company, in confidence (a) all Proprietary
Information  that  Drobny  creates  during  the  term   of   this
Agreement, and (b) all patent applications filed by Drobny within one year after termination of this Agreement. Any application for a patent, copyright registration or similar right filed by Drobny within one year after termination of this Agreement shall be presumed to relate to Proprietary Information created by Drobny during the term of this Agreement, unless Drobny can prove
otherwise.   Nothing  contained  in  this  Agreement   shall   be
construed to preclude the Company from exercising all of its rights and privileges as sole and exclusive owner of all of the Proprietary Information owned by or assigned to the Company under
this  Agreement.   The  Company, in exercising  such  rights  and
privileges with respect to any particular item of Proprietary Information, may decide not to file any patent application or any copyright registration on such Proprietary Information, may decide to maintain such Proprietary Information as secret and
confidential,   or   may  decide  to  abandon  such   Proprietary
Information or dedicate it to the public. Drobny shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to the Company under this Agreement. This Agreement does not apply to any Proprietary Information that qualifies fully under the provisions of California Labor Code Section 2870 or any similar or successor statute.

     10. Competition. Drobny acknowledges that this Agreement is being entered in connection with the purchase by the Company of substantially all of the assets of a corporation with respect to which Drobny and his spouse are the sole shareholders. To the extent permitted by applicable law, during the period of time set forth in Paragraph 10.5 below:

          10.1. Drobny shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or business of the Company within the world.

          10.2. Drobny shall not undertake any employment or activity competitive with the Company's business, including without limitation the inducement or solicitation of the Company's customers, if the duties or work of, in connection with or related to such competitive employment or activity would or might cause Drobny to reveal or use any Confidential Material or Proprietary Information. The restriction set forth in this Paragraph 10.2 shall not be limited to a particular geographical area.

          10.3. Drobny shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of the Company or any Affiliate (as defined below) to leave the employ of such company, (B) in any way interfere with the relationship between the Company or any Affiliate and any employee of such company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or any Affiliate, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or any Affiliate to cease doing business with such company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of such company.

          10.4. Drobny shall not, directly or indirectly, either for himself or any other person, solicit the business of any person known to Drobny to be a customer of the Company or any Affiliate, whether or not Drobny had business or personal contact with such person, unless Drobny's solicitation of such person is done in connection with a business that is not competitive with that of the Company or any Affiliate.

          10.5. The duration of the covenants set forth in this Paragraph 10 shall be the entire term of Drobny's employment with the Company plus a period of two years after the termination of such employment. Drobny agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. Notwithstanding such restriction, Drobny may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

     In the event of a breach by Drobny of any covenant set forth in this Paragraph 10, the term of such covenant will be extended by the period of the duration of such breach, provided, however, that such extension shall be limited to two years. In addition to the Company's right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Paragraph, Drobny agrees that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach. If a court of competent jurisdiction holds that the obligations of Drobny pursuant to this Paragraph 10 are unenforceable due to the duration, geographical area or scope of this covenant, then such duration, geographical area or scope of this covenant shall be reduced to the least degree necessary to render this covenant enforceable. For purposes of this Agreement, "Affiliate" shall mean any partner, employee, director, shareholder, officer of Company or any person or entity controlled by, controlling, or under common control with, directly or indirectly, the Company.

     Drobny shall be released from his obligations under this Paragraph 10 upon the occurrence of either of the following events: (a) the material breach by the Company under this Agreement adjudicated as such by a court of competent jurisdiction, or (b) Jon Gilbert and Michael Silverman's termination of their involvement with the Company.

     11. Business Opportunities. During the term of this Agreement, if Drobny (or any agent, employee, officer or independent contractor of or retained by Drobny) becomes aware of, or develops, creates, invests, devises, conceives or discovers, any project, investment, venture, business or other opportunity (any of the preceding, an "Opportunity") that is similar to, competitive with, related to or in the same field as the Company or any Affiliate, or any project, investment, venture, or business of the Company or any Affiliate, then Drobny shall so notify the Company immediately in writing of such Opportunity and shall use Drobny's good-faith efforts to cause the Company to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity.

     12.    Survival.    The  representations,   warranties   and
covenants   of  Drobny  in  this  Agreement  shall  survive   any
termination of this Agreement.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     14. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

     15. Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, California.

     16.   Counterparts.   This  Agreement  may  be  executed  in
counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

     17.    Time  of  Essence.   Time  and  strict  and  punctual
performance are of the essence with respect to each provision of this Agreement.

     18. Attorney's Fees. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees relating to or arising out of (d) such Proceeding (whether or not such Proceeding proceeds to judgment), and
(e) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     19. Modification. This Agreement may be modified only by a contract in writing executed by the party(ies) to this Agreement against whom enforcement of such modification is sought.

     20. Headings. The headings of the Paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

     21. Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

     22. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

     23. Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

     24. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at its address as set forth above in the introductory Paragraph of this Agreement. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Agreement may give a notice of a change of its address to the other party(ies) to this Agreement.

     25. Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party's legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.


BOATRACS, INC., a California corporation



By:  /s/ JON GILBERT
     Jon Gilbert, Chief Executive Officer
     and President


     /s/ CHARLES J. DROBNY, JR.

                        OPTION AGREEMENT

     This Option Agreement ("Amendment") is entered into effective as of November 1, 1997, among BOATRACS, INC., a California corporation (the "Company"), and CHARLES J. DROBNY, JR., an individual ("Drobny"), who agree to between them (the "Agreement") as follows:

     1. Stock of the Company. Drobny and the Company agree that if, at any time prior to November 1, 2001, (i) Drobny materially breaches the Agreement and such breach is not cured within 10 days after written notice of such breach, or (ii) Drobny voluntarily terminates his employment with the Company (other than on account of death or material disability), then the Company shall have the option to purchase all of the 300,000 shares of common stock of the Company issued to Drobny and/or Med Associates, Inc. ("Med") pursuant to that certain Asset Purchase Agreement dated as of November 1, 1997, as amended. The purchase price for such shares shall be $.001 per share. Until the time for the exercise of such option has expired, neither Drobny nor Med may assign or transfer any rights or interests in or to such shares. The Company may exercise such option by giving Drobny or Med written notice on or before May 1, 2001.




2.  Miscellaneous.
             The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, applicable to contracts made and to be performed in California. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

                             BOATRACS, INC., a California
                             corporation


                             By:  /s/ JON GILBERT
                                   Jon Gilbert, Chief Executive
                                   Officer and President



                             /s/ CHARLES J. DROBNY, JR.
                                 CHARLES J. DROBNY, JR.

                             With respect to the option to
                             purchase the shares set forth
                             above:

                             MED ASSOCIATES, INC., a Mississippi
                             corporation


                             By:  /s/ CHARLES J. DROBNY, JR.
                                      Charles J. Drobny, Jr.,
                                      Chief Executive Officer